Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Auditing Services” in the Statement of Additional Information, each dated October 28, 2024, and each included in this Post Effective Amendment No. 3 to the Registration Statement (Form N-1A, File No. 333-259162) of Popular Income Plus Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated August 29, 2024, with respect to the financial statements and financial highlights of Popular Income Plus Fund, Inc., included in the Annual Report to Shareholders (Form N-CSR) for the year ended June 30, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Juan, Puerto Rico

October 28, 2024